EXHIBIT 5.1

Phone:	(2 02) 772-5800
Fax:	(202) 572-5858

October 12, 2012

Network CN Inc.
Room 2120 and 2122
Leighton Centre, 77 Leighton Road
Causeway Bay, Hong Kong

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special securities counsel to Network CN Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) covering 10,000,000 shares of the Company’s common stock (the “Shares”), which are being offered on behalf of the Company in connection with the Company’s Second Amended and Restated 2007 Equity Incentive Plan (the “2007 Plan”).

In connection with this opinion, we have examined the Registration Statement, the 2007 Plan and the Company’s Certificate of Incorporation and By-laws (each as amended to date), copies of the records of corporate proceedings of the Company, and such other documents, certificates, instruments and corporate records, and such statutes and questions of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination we have assumed the conformity to original documents of documents submitted to us as copies, the genuineness of all signatures and that the documents submitted to us are within the capacity and powers of, and have been validly authorized, executed and delivered by, each party thereto, other than the Company. As to any facts that we did not independently establish or verify, we have relied without independent investigation upon statements, representations and certificates of officers of the Company.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized, and, when issued against the receipt of consideration therefor, in accordance with the provisions of the 2007 Plan, will be validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion is rendered solely for your benefit and may not be relied upon or used by, circulated, quoted or referred to, nor may copies hereof be delivered to, any other person without our prior written approval.

This opinion is limited to laws currently in effect on the date hereof and to the facts as they currently exist. We assume no obligation to revise, supplement or otherwise update this opinion.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP